Exhibit 107

424(b)(5)

(Form Type)

B.P. CAPITAL MARKETS AMERICA INC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	$1,250,000,000 4.699% Guaranteed Notes due 2029	Rule 457(r)	$1,250,000,000	99.980%	$1,249,750,000	$147.60 per $1,000,000	$184,463

		$1,000,000,000 4.989% Guaranteed Notes due 2034	Rule 457(r)	$1,000,000,000	99.978%	$999,780,000	$147.60 per $1,000,000	$147,568

	Other	Guarantees of 4.699% Guaranteed Notes due 2029	Other (2)	—	—			—(2)

		Guarantees of 4.989% Guaranteed Notes due 2034	Other (2)	—	—			— (2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$2,249,530,000		$332,031

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$332,031

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)

BP p.l.c. will fully and unconditionally guarantee the 4.699% Guaranteed Notes due 2029 and the 4.989% Guaranteed Notes due 2034 issued by B.P. Capital Markets America Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to such guarantee.